Exhibit 3.1

AMENDMENT NO. 1 TO

AMENDED AND RESTATED BYLAWS

OF

LPATH, INC.

This Amendment No. 1, effective as of October 22, 2012 (the “Amendment”), to the Amended and Restated Bylaws (the “Amended and Restated Bylaws”) of Lpath, Inc., a Nevada corporation (the “corporation”), has been adopted by the Board of Directors pursuant to Article XII, Section 1 of the Amended and Restated Bylaws and pursuant to Section 78.120 of the Nevada Revised Statutes.  Capitalized terms used herein and not otherwise defined herein have the meanings given to them in the Amended and Restated Bylaws.

Article II

Article II, Section 9 of the Amended and Restated Bylaws is hereby amended and replaced in its entirety with the following:

“9.                                VOTING OF SHARES.  Each shareholder entitled to vote at any meeting may vote either in person or by proxy. Unless otherwise specified by statute, by the Articles of Incorporation or in resolutions of the Board of Directors providing for the issuance of preferred stock, each shareholder entitled to vote will be entitled to one vote for each share of capital stock standing in his, her or its name on the records of the corporation on the applicable record date fixed pursuant to these Bylaws.  Unless otherwise specified by statute or by the Articles of Incorporation, all elections for directors of the corporation shall be decided by plurality vote and all other proposals shall be decided by majority vote of the votes cast, meaning that the proposal shall be deemed approved if the number of votes cast in favor of the proposal exceeds the number of votes cast in opposition to the proposal.”

Article II of the Amended and Restated Bylaws is hereby amended to include the following new Sections:

“12                            SHAREHOLDER NOMINATIONS AND OTHER BUSINESS.

(a)                                 Annual Meetings of Shareholders.

(1)                                 Nominations of persons for election to the Board of Directors of the corporation and the proposal of other business to be considered by the shareholders may be made at an annual meeting of shareholders only (A) pursuant to the corporation’s notice of meeting (or any supplement thereto), (B) by or at the direction of the Board of Directors, or (C) by any shareholder of the corporation who (i) was a shareholder of record of the corporation at the time the notice provided for in this Section 12 is delivered to the Secretary and at the time of the annual meeting, (ii) is entitled to vote at the meeting, and (iii) complies with the notice procedures set forth in this Section 12 as to such business or nomination.  Clause (C) of the preceding sentence shall be the exclusive means for a shareholder to make nominations or submit other business (other than matters properly brought under Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and included in the corporation’s notice of meeting) before an annual meeting of shareholders.

(2)                                 Without qualification or limitation, for any nominations or any other business to be properly brought before an annual meeting by a shareholder pursuant to clause (C) of paragraph (a)(1) of this Section 12, the shareholder must have given timely notice thereof in writing to the Secretary and any such proposed business other than the nominations of persons for election to the Board of Directors must constitute a proper matter for shareholder action. To be timely, a shareholder’s notice shall be delivered to the Secretary at the principal executive offices of the corporation not earlier than the close of business on the one hundred twentieth (120th) day nor later than the close of business on the ninetieth (90th) day prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, notice by the shareholder must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the corporation). In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above.

(3)                                 To be in proper form, a shareholder’s notice delivered pursuant to this Section 12 must set forth: (A) as to each person, if any, whom the shareholder proposes to nominate for election or reelection as a director (i) all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in contested election, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Exchange Act, (ii) such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected and (iii) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such shareholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the shareholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant; (B) if the notice relates to any business other than a nomination of a director or directors that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws of the corporation, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made, and a description of all agreements, arrangements and understandings between such shareholder and beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal of such business by such shareholder; and (C) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such shareholder, as they appear on the corporation’s books, and of such beneficial owner, if any, (ii) (a) the class or series and number of shares of capital stock of the corporation which are, directly or indirectly, owned beneficially and of record by such shareholder and such beneficial owner, (b) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the corporation or with a value derived in whole or in part from the value of any class or series of shares of the corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the corporation or otherwise (a “Derivative Instrument”) directly or indirectly owned beneficially by such shareholder and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the corporation, (c) any proxy, contract, arrangement, understanding, or relationship pursuant to which such shareholder has a right to vote any shares of any security of the corporation, (d) any short interest in any security of the corporation (for purposes of this Bylaw a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (e) any rights to dividends on the shares of the corporation owned beneficially by such shareholder that are separated or separable from the underlying shares of the corporation, (f) any proportionate interest in shares of the corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such shareholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner and (g) any performance-related fees (other than an asset-based fee) that such shareholder is entitled to based on any increase or decrease in the value of shares of the corporation or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by members of such shareholder’s immediate family sharing the same household, (iii) a description of any agreement, arrangement or understanding with respect to the nomination or proposal between or among such shareholder and such beneficial owner, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing, (iv) a representation that the shareholder is a holder of record of stock of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, (v) a representation whether the shareholder or the beneficial owner, if any, intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee or (b) otherwise to solicit proxies from shareholders in support of such proposal or nomination, and (vi) any other information relating to such shareholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.  In addition, the shareholder’s notice with respect to the election of directors must include, with respect to each nominee for election or reelection to the

Board of Directors, the completed and signed questionnaire, representation and agreement required by Section 13 of this Article II.  The corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the corporation or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such nominee.  Notwithstanding the foregoing, the information required by clauses (a)(3)(C)(ii) and (a)(3)(C)(iii) of this Section 12 shall be updated by such shareholder and beneficial owner, if any, not later than 10 days after the record date for the meeting to disclose such information as of the record date.

(4)                                 Notwithstanding anything in the second sentence of paragraph (a)(2) of this Section 12 to the contrary, in the event that the number of directors to be elected to the Board of Directors of the corporation at an annual meeting is increased and there is no public announcement by the corporation naming all of the nominees for director or specifying the size of the increased Board of Directors at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a shareholder’s notice required by this Section 12 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the corporation.

(b)                                 Special Meetings of Shareholders.  Only such business shall be conducted at a special meeting of shareholders as shall have been brought before the meeting pursuant to the corporation’s notice of meeting.  Nominations of persons for election to the Board of Directors may be made at a special meeting of shareholders at which directors are to be elected pursuant to the corporation’s notice of meeting (1) by or at the direction of the Board of Directors, or (2) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any shareholder of the corporation who (i) is a shareholder of record of the corporation at the time the notice provided for in this Section 12 is delivered to the Secretary and at the time of the special meeting, (ii) is entitled to vote at the meeting and upon such election, and (iii) complies with the notice procedures set forth in this Section 12 as to such nomination.  In the event the corporation calls a special meeting of shareholders for the purpose of electing one or more directors to the Board of Directors, any such shareholder may nominate a person or persons (as the case may be) for election to such position(s) as specified in the corporation’s notice of meeting, if the shareholder’s notice required by paragraph (a)(3) hereof with respect to any nomination (including the completed and signed questionnaire, representation and agreement required by this Bylaw) shall be delivered to the Secretary at the principal executive offices of the corporation not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or, if the first public announcement of the date of such special meeting is less than 100 days prior to the date of such special meeting, the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above.

(c)                                  General.

(1)                                 Only such persons who are nominated in accordance with the procedures set forth in this Section 12 or the Articles of Incorporation shall be eligible to be elected at an annual or special meeting of shareholders of the corporation to serve as directors and only such other business shall be conducted at a meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 12. Except as otherwise provided by law, the Articles of Incorporation or these Bylaws, the person presiding at the meeting of shareholders shall have the power and duty (a) to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 12 (including whether the shareholder or beneficial owner, if any, on whose behalf the nomination or proposal is made solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in support of such shareholder’s nominee or proposal in compliance with such shareholder’s representation as required by clause (a)(3)(C)(v) of this Section 12) and (b) if any proposed nomination or other business was not made or proposed in compliance with this Section 12, to declare that such nomination shall be disregarded or that such proposed other business shall not be transacted.  Notwithstanding the foregoing provisions of this Section 12, if the shareholder (or a qualified representative of the shareholder) does not appear at the annual or special meeting of shareholders of the corporation to present a nomination or other business, such nomination shall be disregarded and such proposed other business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the corporation.  For purposes of this Section 12, to be considered a qualified representative of the shareholder, a person must be a duly authorized officer, manager or partner of such shareholder or must be authorized by a writing executed by such shareholder or an electronic transmission delivered by such shareholder to act for such shareholder as proxy at the meeting of shareholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of shareholders.

(2)                                 For purposes of this Section 12, “public announcement” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder.

(3)                                 Notwithstanding the foregoing provisions of this Section 12, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 12; provided however, that any references in these Bylaws to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 12 (including clause (a)(1)(C) and paragraph (b) hereof), and compliance with clause (a)(1)(C) and paragraph (b) of this Section 12 shall be the exclusive means for a shareholder to make nominations or submit other business, as applicable (other than matters brought properly under and in compliance with Rule 14a-8 of the Exchange Act, as may be amended from time to time).  Nothing in this Section 12 shall be deemed to affect any rights (A) of shareholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 of the Exchange Act or (B) of the holders of any class or series of preferred stock to elect directors pursuant to any applicable provisions of the Articles of Incorporation.

13.                               SUBMISSION OF QUESTIONNAIRE, REPRESENTATION AND AGREEMENT.  To be eligible to be a nominee for election or reelection as a director of the corporation, a person must deliver (in accordance with the time periods prescribed for delivery of notice under Article II, Section 12 of these Bylaws) to the Secretary at the principal executive offices of the corporation a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request) and a written representation and agreement (in the form provided by the Secretary upon written request) that such person (A) is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the corporation or (2) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the corporation, with such person’s fiduciary duties under applicable law as it presently exists or may hereafter be amended, (B) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, and (C) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the corporation, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the corporation.”

Article III

Article III, Section 1 of the Amended and Restated Bylaws is hereby amended and replaced in its entirety with the following:

“1                                   GENERAL POWERS. The business and affairs of the corporation shall be managed by the “Board of Directors” consisting of not less than one or more than six directors, or such other number as may be determined from time to time by resolution adopted by the Board of Directors.  In the absence of such resolution, the number of directors elected at the meeting shall constitute the number of directors of the corporation until the next annual meeting of shareholders, unless the number is changed prior to such meeting by action of the Board of Directors.  Members of the Board of Directors shall be elected at each annual meeting of shareholders and shall hold office until the adjournment of the annual meeting of shareholders in the subsequent year or until their earlier death, incapacity, resignation, or removal; provided that, notwithstanding the expiration of the term of the director, the director shall continue to hold office until a successor is elected and qualifies or until his death, resignation, removal or disqualification or until there is a decrease in the number of directors.  Directors need not be residents of the State of Nevada or shareholders of the corporation.  In addition to the power and authority granted by the Bylaws and the Articles of Incorporation, the Board of Directors may exercise all such powers of the corporation and do all such lawful acts and things that are not forbidden by statute, the Articles of Incorporation, or by these Bylaws.”

Article V

Article V of the Amended and Restated Bylaws is hereby amended and replaced in its entirety with the following:

“1.                                INDEMNITY FOR CLAIMS NOT IN THE NAME OF THE CORPORATION.

(a)                                 The corporation may indemnify, to the maximum extent permitted by the law as it presently exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment), any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding, if he or she (i) is not liable pursuant to Section 78.138 of the Nevada Revised Statutes or (ii) acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

(b)                                 The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to Section 78.138 of the Nevada Revised Statutes or did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he or she had reasonable cause to believe that his or her conduct was unlawful.

2                                         INDEMNITY FOR CLAIMS IN THE NAME OF THE CORPORATION.

(a)                                 Subject to Subsection 2(b) below, the corporation may indemnify, to the maximum extent permitted by the law as it presently exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment), any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including amounts paid in settlement and attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit, if he or she (i) is not liable pursuant to Section 78.138 of the Nevada Revised Statutes or (ii) acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation.  The corporation may not indemnify any such person if it is proven his or her act, or failure to act, constituted a breach of his or her fiduciary duties as a director or officer, and his or her breach of those duties involved intentional misconduct, fraud or a knowing violation of law, making him or her liable pursuant to Section 78.138 of the Nevada Revised Statutes.

(b)                                 Indemnification may not be made for any claim, issue or matter as to which such person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3                                         SUCCESS ON MERITS.  To the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this Article V, or in defense of any claim, issue or matter therein, he or she shall be indemnified by the corporation against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection therewith.

4                                         EXPENSES.  Expenses incurred in defending a civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the corporation as authorized in this Article V.

5                                         AUTHORIZATION REQUIRED FOR DISCRETIONARY INDEMNIFICATION.

(a)                                 To obtain indemnification under Sections 1 and 2 of this Article V, a claimant shall submit to the corporation a written request, including therein or therewith such documentation and information as is reasonably available to the claimant and is reasonably necessary to determine whether and to what extent the claimant is entitled to indemnification.  Upon written request by a claimant for indemnification pursuant to the first sentence of this Section 5, a determination that indemnification of the claimant is proper in the circumstances shall be made, unless indemnification of the claimant is ordered by a court or the corporation advances expenses in accordance with Section 4 above (in which case no determination is required), as follows: (i) by the shareholders; (ii) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; (iii) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (iv) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.  For purposes of this Article V, “independent legal counsel” means a law firm, a member of a law firm, or an independent practitioner, that is experienced in matters of corporation law and shall include any person who, under the applicable standards of professional conduct then prevailing, would not have a conflict of interest in representing either the corporation or the claimant in an action to determine the claimant’s rights under this Article V.  If it is so determined that the claimant is entitled to indemnification, payment to the claimant shall be made within sixty (60) days after such determination.

(b)                                 If a claim for indemnification under this Article V is not paid in full within sixty (60) days after a written claim pursuant to Section 5 of this Article V has been received by the corporation, the claimant may at any time thereafter file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim.  It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the corporation in accordance with Section 4 or indemnification of the claimant was ordered by a court) that the claimant has not met the standard of conduct which makes it permissible under the Nevada Revised Statutes for the corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the corporation.  Neither the failure of the corporation (including its board of directors, independent legal counsel or shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard set forth in the Nevada Revised Statutes, nor an actual determination by the corporation (including its board of directors, independent legal counsel or shareholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

6                                         OTHER SOURCES OF INDEMNITY.  The indemnification provided by this Article V:

(a)                                 does not exclude any other rights to which a person seeking indemnification may be entitled under the Articles of Incorporation or any agreement, vote of shareholders or disinterested directors or otherwise, for either an action in his or her official capacity or an action in another capacity while holding such office; and

(b)                                 shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

7                                         INSURANCE.  The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and expenses incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the authority to indemnify him or her against such liability and expenses under the provisions of this Article V or otherwise.

8                                         AMENDMENTS AND OTHER MATTERS.

(a)                                 Any repeal, amendment, alteration or modification of the provisions of this Article V that in any way diminishes, limits, restricts, adversely affects or eliminates any right of a claimant or his or her successors to indemnification, advancement of expenses or otherwise shall be prospective only and shall not in any way diminish, limit, restrict, adversely affect or eliminate any such right with respect to any actual or alleged state of facts, occurrence, action or omission then or previously existing, or any action, suit or proceeding previously or thereafter brought or threatened based in whole or in part upon any such actual or alleged state of facts, occurrence, action or omission.

(b)                                 If any provision or provisions of this Article V shall be held to be invalid, illegal or unenforceable for any reason whatsoever:  (i) the validity, legality and enforceability of the remaining provisions of this Article V (including, without limitation, each portion of any paragraph of this Article V containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Article V (including, without limitation, each such portion of any paragraph of this Article V containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.”

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Except as modified herein, the Amended and Restated Bylaws remain in effect and unmodified. The Amended and Restated Bylaws as amended by this Amendment shall hereinafter be called the “Amended and Restated Bylaws” of the corporation, and any and all references to the Amended and Restated Bylaws of the corporation shall mean the Amended and Restated Bylaws as modified by this Amendment.

This Amendment to the Amended and Restated Bylaws is certified to have been adopted by the unanimous written consent of the Board of Directors of the corporation, effective October 22, 2012.

By:	/s/ Gary J.G. Atkinson
Gary J.G. Atkinson
Corporate Secretary